Exhibit 10.2

2013 ADDITIONAL DEFINITIONS

Under

SEARS HOLDINGS CORPORATION

ANNUAL INCENTIVE PLAN

EBITDA:

(i) “EBITDA” is defined as earnings before interest, taxes, depreciation and amortization for the Performance Period computed as operating income appearing on the Company’s statement of operations for the applicable reporting period, other than Sears Canada (referred to herein as the “Domestic Company”), adjusted for depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude significant litigation or claim judgments or settlements (defined as matters which are $1,000,000 or more) including the costs related thereto; the effect of purchase accounting and changes in accounting methods; gains, losses and costs associated with acquisitions, divestitures and store closures; impairment charges; domestic pension expense; costs related to restructuring activities; and the effect of any items classified as “extraordinary items in the Company’s financial statements. If after the effective date of the 2013 AIP, the Domestic Company acquires assets or an entity that has associated EBITDA (measured using the same principles as those described in the preceding provisions of this paragraph (i)) in its last full fiscal year prior to the acquisition, of greater than or equal to $100,000,000, any EBITDA associated with such assets or entity (after its acquisition) and during the Performance Period shall be disregarded in determining EBITDA under this paragraph (i).

(ii) Adjustments to Target EBITDA. The EBITDA incentive target (i.e., Target EBITDA) contemplates that the Domestic Company remains approximately the same size over the Performance Period. If, after the beginning of a Performance Period, Domestic Company divests itself of assets or an entity that has associated EBITDA (measured using the same principles as those described in paragraph (i) above) in its last full fiscal year prior to the divestiture of greater than or equal to $100,000,000, Target EBITDA for the Performance Period will be decreased by actual EBITDA of such assets or entity for the portion of such assets’ or entity’s last full fiscal year prior to the divestiture corresponding to the portion of the Performance Period (in which the divestiture occurs) remaining after the divestiture occurs.

BOP – “Business Operating Profit” is defined as earnings before interest, taxes, depreciation and other EBITDA adjustments, if related to the business unit, which are excluded from the definition of EBITDA (as defined above), for each business unit of the Domestic Company that is covered by the 2013 AIP, as reported on the Company’s domestic internal income statements derived from the vertical financial system.

VPC – “Variable Profit Contribution” (VPC) is defined as the balance reported on the system-generated store Profit & Loss Statement and generally consists of store gross margin less expenses categorized as variable at a store level, such as payroll, benefits, advertising, supplies and certain operating costs.

Gross Margin – “Gross Margin” is defined as internal margin as reported on the Company’s domestic internal operating documents, and generally consists of merchandise gross profit, KCD royalty, licensee business margin, protection agreements, delivery, cash discounts, vendor compliance.

Performance Period – 2013 Fiscal Year

Active Members – The total number of member accounts which have had 1 transaction within the last 12 months on a rolling basis. Active Membership target will be adjusted for the opening / closing of stores, as they occur, through the course of the year. The number for Active Members is calculated by the Analytics team and comes from the Telluride / CDW systems.

Redemptions – Redemptions are points which are burned by Members in a sales transaction. They consist of the dollar value that the tender amount for a transaction is reduced by. For example, a member has $10 in points. They go to the register to purchase a $100 sweater. The customer tenders $90 in cash and Redeems (burns) their $10 in points and thus completes the transaction. The Redemption amount will be as shown in our Accounting systems and is derived from figures through Point of Sale.

Marketplace Commissions – Marketplace Commissions consist of four Marketplace programs: 1.) “cost per click” fees charged to registered Marketplace Vendors when a customer clicks through to a vendor’s site; 2.) “FBM” Fulfilled by Merchant program which consists of both a flat monthly fee plus commissions from the funds collected by Sears from a User in connection with the sale of a Marketplace Vendor’s Merchandise; 3.) “Local Marketplace Program” and 4.) “FBS” Fulfilled by Sears program which consists of a flat monthly fee, commissions from the funds collected by Sears from a User in connection with the sale of a Marketplace Vendor’s Merchandise, Pick & Pack Fees, Storage Fees, Peak Factor and Slow Mover Fees.

Gross Margin Return on Investment -(GMROI) — Gross Margin Return on Investment (GMROI) is a measure of the productivity of the products sold.

GMROI = Gross Margin $/Average Inventory $. Gross Margin $ is a measure of the profitability of products sold . GM$ = Sales $ – COGS $ (+/- Margin Adjustments). Average Inventory $ is calculated by adding Ending Inventory for all the periods needed dividing by the number of periods. Average Inventory $ = Sum(Ending Inventories)/Number of Periods . COGS is the Total Cost of the products sold, calculated as: COGS $ = Number of Units sold * Landed Cost of the Units and COGS $ = Sales $ * Cost Complement

Supply Chain Costs by Sales Ratio – Supply Chain cost as a percentage of merchandise sales. Supply Chain cost is defined as the system generated total cost of transporting, handling and warehousing merchandise from vendor’s locations to our stores. It generally consists of transportation fees paid to third party providers for the movement of merchandise and distribution center cost such as payroll, rent, maintenance, utilities and supplies. Merchandise sales represents system generated revenue from selling merchandise at Kmart, FLS, Online, SHO, Commercial and Industrial.